UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 1, 2013

BOINGO WIRELESS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35155	95-4856877
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10960 Wilshire Blvd., Suite 800

Los Angeles, California 90024

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (310) 586-5180

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On April 1, 2013, we entered into a new employment agreement with our Chief Financial Officer, Peter Hovenier, which was previously approved by the compensation committee of our board of directors and is attached hereto as Exhibit 10.1 and incorporated by reference herein.  The following description of the employment agreement is a summary and is qualified by reference to the full text of the agreement.

Mr. Hovenier’s new employment agreement provides for an annual base salary of $300,000 and eligibility for an annual cash-incentive bonus with a target bonus equal to 60% of his annual base salary based on criteria established and approved by the compensation committee of our board of directors.  The employment agreement also provides for certain severance benefits, as follows:  If Mr. Hovenier’s employment is terminated without cause or should Mr. Hovenier resign his employment for good reason prior to, or more than 12 months after, a change in control, Mr. Hovenier is entitled to 12 months of base salary, a pro rata payment of his annual target bonus, 12 months of continued health benefits, and 12 months of vesting credit under his outstanding equity awards.  If Mr. Hovenier’s employment is terminated without cause or should Mr. Hovenier resign his employment for good reason within 12 months following a change in control, Mr. Hovenier is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and full vesting of his outstanding equity awards.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1	Letter agreement between Boingo Wireless, Inc. and Peter Hovenier dated April 1, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BOINGO WIRELESS, INC.

Date: April 2, 2013	/s/ Peter Hovenier
Peter Hovenier
Chief Financial Officer

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